EXHIBIT 99.1

Red Rock Resorts Announces Third Quarter 2017 Results

LAS VEGAS, Nov. 07, 2017 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ:RRR) today reported financial results for the third quarter ended September 30, 2017.

Net revenues were $400.4 million for the third quarter of 2017, an increase of 15.3%, or $53.2 million, from $347.1 million for the same period of 2016.  The increase was primarily the result of the addition of $37.9 million of net revenue from the Palms, a $13.3 million increase from same-store Las Vegas operations and a $1.9 million increase from Native American operations.

Net income was $22.3 million for the third quarter of 2017, a decrease of $11.1 million from net income of $33.4 million for the same period in 2016. The decrease in net income was primarily attributable to an increase in write-downs and other charges.

Adjusted EBITDA(1) was $118.3 million for the third quarter of 2017, an increase of 8.5% from $109.0 million in the same period of 2016.  The increase was primarily due to solid results from same-store Las Vegas operations, continued strength in Native American operations and the addition of the Palms.

The Company also announced on November 3, 2017 that it had approved a cash dividend of $0.10 per share, payable on November 30, 2017 to shareholders of record as of November 15, 2017.

Las Vegas Operations

Net revenues from Las Vegas operations were $369.5 million for the third quarter of 2017, a 16.1% increase from $318.3 million in the same period of 2016, which was primarily driven by the addition of the Palms and an increase in same-store gaming revenue.  Adjusted EBITDA(1) from Las Vegas operations was $101.8 million for the third quarter of 2017, a 7.9% increase from $94.3 million in the same period of 2016.  That EBITDA increase was primarily driven by growth in same-store operations, which was partially offset by ongoing construction disruption at Palace Station and $3.5 million of costs relating to the enhancement of our food and beverage offerings and investments made in our team members.

Native American Management

Adjusted EBITDA(1) from Native American operations was $25.3 million for the third quarter of 2017, a 17.2% increase from $21.6 million in the same period of 2016 due to strong operating results at both Graton and Gun Lake.

Palms Redevelopment

The Company is excited to announce today the second phase of its redevelopment plan for the Palms Casino Resort (the “Palms”).  This renovation of the Palms will touch virtually every aspect of the property and is expected to transform the Palms into a “must see” gaming and entertainment destination by creating a mix of classic Vegas hospitality and extraordinary new experiences delivered through world-class partnerships, which will include industry-leading nightlife and entertainment companies such as TAO Group, Clique Hospitality and Live Nation, as well as James Beard award-winning celebrity chefs Bobby Flay, Michael Symon and Marc Vetri.  As previously announced, phase one of the redevelopment plan is expected to be completed in the second quarter of 2018.  Phase two of the redevelopment plan is expected to be completed in late fourth quarter of 2018 or early first quarter of 2019.  The total budget for both phases of the project, including construction costs, capitalized interest and pre-opening expenses, is expected to be approximately $485 million.

Balance Sheet Highlights

The Company’s cash and cash equivalents at September 30, 2017 were $222.4 million and total principal amount of debt outstanding at the end of the third quarter was $2.69 billion, excluding $250.0 million in aggregate principal amount of 7.50% Senior Notes that were redeemed  in October  2017 with restricted cash constituting a portion of the proceeds from the issuance of $550.0 million in principal amount of 5.00% Senior Notes in September  2017.  At September 30, 2017, debt to EBITDA and interest coverage ratios, net of excess cash and $250.0 million in principal amount of 7.50% Senior Notes, were 5.0x and 4.6x, respectively.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361, or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from today through November 21, 2017 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes net income plus preopening, depreciation and amortization, share-based compensation, write-downs and other charges, net, related party lease termination, asset impairment, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments and income taxes, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM.

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a majority indirect equity interest in Station Casinos LLC (“Station Casinos”). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including  the risk that new gaming licenses or gaming activities  are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

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CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues:
Casino	$263,153	$232,584	$784,521	$706,151
Food and beverage	71,658	63,551	227,076	196,579
Room	43,118	32,192	137,523	99,555
Other	24,018	17,463	70,537	52,350
Management fees	29,602	27,702	90,505	81,806
Gross revenues	431,549	373,492	1,310,162	1,136,441
Promotional allowances	(31,179)	(26,352)	(88,567)	(78,568)
Net revenues	400,370	347,140	1,221,595	1,057,873
Operating costs and expenses:
Casino	104,945	90,088	309,769	266,495
Food and beverage	51,555	44,888	161,660	131,913
Room	17,473	12,036	55,779	36,314
Other	9,526	6,411	26,438	18,438
Selling, general and administrative	98,515	82,739	287,719	237,981
Preopening	307	10	705	731
Depreciation and amortization	42,661	36,240	134,721	114,103
Write-downs and other charges, net	15,146	1,379	24,996	14,713
Related party lease termination	1,950	-	100,343	-
Asset impairment	1,829	-	1,829	-
	343,907	273,791	1,103,959	820,688
Operating income	56,463	73,349	117,636	237,185
Earnings from joint ventures	407	346	1,242	1,386
Operating income and earnings from joint ventures	56,870	73,695	118,878	238,571

Other (expense) income:
Interest expense, net	(31,330)	(35,275)	(100,127)	(104,421)
Loss on extinguishment/modification of debt, net	(558)	(186)	(3,552)	(7,270)
Change in fair value of derivative instruments	(310)	-	3,059	87
	(32,198)	(35,461)	(100,620)	(111,604)
Income before income tax	24,672	38,234	18,258	126,967
Provision for income tax	(2,364)	(4,790)	(1,230)	(12,292)
Net income	22,308	33,444	17,028	114,675
Less: net income attributable to noncontrolling interests	10,528	25,172	11,385	43,111
Net income attributable to Red Rock Resorts, Inc.	$11,780	$8,272	$5,643	$71,564

Earnings per common share:
Earnings per share of Class A common stock, basic	$0.17	$0.20	$0.08	$0.55
Earnings per share of Class A common stock, diluted	$0.16	$0.20	$0.07	$0.55

Weighted average common shares outstanding:
Basic	68,060	41,137	67,030	27,070
Diluted	115,941	41,288	115,877	27,174

Dividends declared per common share	$0.10	$0.10	$0.30	$0.10

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenues
Las Vegas operations	$369,493	$318,253	$1,127,223	$972,587
Native American management	29,478	27,597	90,126	81,404
Reportable segment net revenues	398,971	345,850	1,217,349	1,053,991
Corporate and other	1,399	1,290	4,246	3,882
Net revenues	$400,370	$347,140	$1,221,595	$1,057,873

Net income	$22,308	$33,444	$17,028	$114,675
Adjustments
Preopening	307	10	705	731
Depreciation and amortization	42,661	36,240	134,721	114,103
Share-based compensation	1,989	1,413	5,727	5,714
Write-downs and other charges, net	15,146	1,379	24,996	14,713
Related party lease termination	1,950	—	100,343	—
Asset impairment	1,829	—	1,829	—
Interest expense, net	31,330	35,275	100,127	104,421
Loss on extinguishment/modification of debt, net	558	186	3,552	7,270
Change in fair value of derivative instruments	310	—	(3,059)	(87)
Adjusted EBITDA attributable to MPM noncontrolling interest	(2,426)	(3,715)	(13,482)	(13,047)
Provision for income tax	2,364	4,790	1,230	12,292
Other	—	—	—	(1,133)
Adjusted EBITDA	$118,326	$109,022	$373,717	$359,652

Adjusted EBITDA
Las Vegas operations	$101,779	$94,322	$327,056	$317,959
Native American management	25,337	21,624	71,349	62,152
Reportable segment Adjusted EBITDA	127,116	115,946	398,405	380,111
Corporate and other	(8,790)	(6,924)	(24,688)	(20,459)
Adjusted EBITDA	$118,326	$109,022	$373,717	$359,652